Exhibit 99.1

PLYMOUTH INDUSTRIAL REIT REPORTS FIRST QUARTER RESULTS

BOSTON, May 1, 2025 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (–“Plymouth” or the “Company”) today announced its financial results for the first quarter ended March 31, 2025 and other recent developments.

First Quarter and Subsequent Highlights

▪	Reported results for the first quarter of 2025 reflect net income attributable to common stockholders of $0.13 per weighted average common share; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of

$0.44 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.41 per weighted average common share and units.

▪	Same store NOI (“SS NOI”) increased 1.1% on a GAAP basis excluding early termination income for the first quarter compared with the same period in 2024; it increased 2.0% on a cash basis excluding early termination income.
▪	Commenced leases during the first quarter experienced a 9.6% increase in rental rates on a cash basis from leases greater than six months. Through April 29, 2025, executed leases scheduled to commence during 2025, which includes the first quarter activity and excluding leases associated with new construction, total an aggregate of 4,893,074 square feet, all of which are associated with terms of at least six months. The Company will experience a 12.2% increase in rental rates on a cash basis from these leases.
▪	Acquired six industrial buildings within the Cincinnati and Atlanta markets totaling 801,241 square feet for a total of $65.1 million and a weighted average initial NOI yield of 6.8%.
▪	Sold a 33,688-square-foot flex building in Memphis, TN to an end user at a price of $2.4 million. The building was part of a portfolio acquired in July 2024 for $100.5 million.
▪	On February 26, 2025, the board of directors of the Company authorized a share repurchase program for up to an aggregate amount of $90.0 million of the Company’s outstanding common stock.
▪	Affirmed the full year 2025 guidance range for Core FFO per weighted average common share and units previously issued February 26, 2025, and updated its range for net income per weighted average common shares and units and accompanying assumptions.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth, noted, “We had a good start to 2025, with robust leasing activity across our markets and the successful acquisition of $65 million of functional, infill Class B industrial assets that we expect to offer near- to medium-term upside. Our ability to deploy capital into well-located assets at attractive yields positions us to drive future growth. With a healthy acquisition pipeline, ample liquidity, and continued momentum in our key markets, we believe Plymouth is well-positioned to capitalize on strategic opportunities and create long-term value for our shareholders."

Financial Results for the First Quarter of 2025

Net income attributable to common stockholders for the quarter ended March 31, 2025 was $5.8 million, or $0.13 per weighted average common share outstanding, compared with net income attributable to common stockholders of $6.1 million, or $0.14 per weighted average common share outstanding, for the same period in 2024. The year-over-year decline was primarily due to the deconsolidation of the 34 properties located in and around the Chicago MSA (the “Chicago Portfolio”) to form the joint venture with Sixth Street Partners, LLC (the “Sixth Street Joint Venture”) during Q4 2024, increase in net income attributable to redeemable non-controlling interest – Series C Preferred Units and lower portfolio occupancy, offset by gain on financing transaction driven by a decrease in the estimated fair market value of the warrant liability as of March 31, 2025, decreased interest expenses driven by lower outstanding principal balances and incremental contribution from new acquisitions completed during the 12 months ended March 31, 2025. Weighted average common shares outstanding for the first quarters ended March 31, 2025 and 2024 were 45.1 million and 44.9 million, respectively.

Consolidated total revenues for the quarter ended March 31, 2025 were $45.6 million, compared with $50.2 million for the same period in 2024.

NOI for the quarter ended March 31, 2025 was $30.7 million compared with $33.5 million for the same period in 2024. Decrease in NOI was primarily driven by the deconsolidation of the Chicago Portfolio, partially offset by NOI contribution from acquisitions and the in-place portfolio. SS NOI excluding early termination income for the quarter ended March 31, 2025 was $27.3 million compared with $27.0 million for the same period in 2024, an increase of 1.1%. SS NOI excluding early termination income – Cash basis for the quarter ended March 31, 2025 was $27.1 million compared with $26.5 million for the same period in 2024, an increase of 2.0%. SS NOI for the first quarter was positively impacted by rent escalations and renewal and new leasing spreads, offset by an increase in operating expenses primarily due to increased snow removal. The same store portfolio is comprised of 168 buildings totaling 26.1 million square feet, or 87.0% of the Company’s total portfolio, and was 94.7% occupied as of March 31, 2025.

EBITDAre for the quarter ended March 31, 2025 was $29.0 million compared with $30.2 million for the same period in 2024.

Core FFO for the quarter ended March 31, 2025 was $20.1 million compared with $20.6 million for the same period in 2024, primarily as a result of the net impact of the deconsolidation of the Chicago Portfolio and recognition of our proportionate share of the Sixth Street Joint Venture Core FFO, increase in Series C Preferred Unit cash and accrued paid-in-kind (“PIK”) dividends, offset by a decrease in interest expense and acquisition activity as referenced above. The Company reported Core FFO for the quarter ended March 31, 2025 of $0.44 per weighted average common share and unit compared with $0.45 per weighted average common share and unit for the same period in 2024. Weighted average common shares and units outstanding for the first quarters ended March 31, 2025, and 2024 were 46.0 million and 45.8 million, respectively.

AFFO for the quarter ended March 31, 2025 was $18.9 million, or $0.41 per weighted average common share and unit, compared with $20.5 million, or $0.45 per weighted average common share and unit, for the same period in 2024. The results reflected the aforementioned changes in Core FFO increased recurring capital expenditures as a result of leasing activity and a decrease within non- cash interest expense driven by the assignment of the $56.7M Transamerica Loan to the Sixth Street Joint Venture and payoff of debt.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Liquidity and Capital Markets Activity

As of April 29, 2025, the Company’s current cash balance was approximately $8.0 million, excluding operating expense escrows of approximately $1.1 million, with approximately $415.5 million capacity under the existing unsecured line of credit.

Quarterly Distributions to Stockholders

On April 30, 2025, the Company paid a regular quarterly common stock dividend of $0.24 per share for the first quarter of 2025 to stockholders of record on March 31, 2025.

Investment and Disposition Activity

As of March 31, 2025, the Company had wholly owned real estate investments consisting of 133 industrial properties located in eleven states with an aggregate of approximately 30.0 million rentable square feet.

During the first quarter of 2025, Plymouth closed on the acquisition of six industrial buildings totaling 801,241 square feet for a total of $65.1 million and a weighted average initial NOI yield of 6.8%. Taken together, these 100% leased properties feature a weighted average remaining lease term of 4.4 years. The first quarter activity comprises the following:

▪	263,000 square foot industrial building in Cincinnati, Ohio for $23.3 million and an initial estimated NOI yield of 6.7%.
▪	Madison International’s 98% joint venture interest in a 297,583 square-foot warehouse facility in Atlanta, Georgia with 100% occupancy for $23.9 million and an initial estimated NOI yield of 6.8%.
▪	The second tranche of the previously announced Cincinnati small bay industrial portfolio consisting of four buildings totaling 240,658 square feet for $17.9 million and representing an estimated NOI yield of 7.0%.

During the first quarter of 2025, Plymouth disposed of a 33,688 square foot flex building in Memphis, TN to an end user at a price of $2.4 million. The building was part of a portfolio Plymouth acquired in July 2024 for $100.5 million and at the time of acquisition targeted for divestiture as it represented a non-core asset to a tenant known to be vacating at its scheduled expiration in December 2024. The sale proceeds will be retained within the portfolio to fund leasing activities and the ongoing conversion of a 100,000-square-foot call center building back to its original warehouse format to accommodate multiple industrial users.

Leasing Activity

Leases commencing during the first quarter ended March 31, 2025, all of which have terms of at least six months, totaled an aggregate of 2,437,267 square feet. These leases include 1,540,756 square feet of renewal leases and 896,511 square feet of new leases. Rental rates under these leases reflect a 9.6% increase, with renewal leases reflecting a 15.0% increase and new leases reflecting a 0.9% increase all on a cash basis. Excluding the effect of the previously announced executed two-year lease at our 769,500-square-foot Class A building in St. Louis (the “St. Louis lease”) that commenced on January 15, 2025, rental rates under these leases would have reflected a 16.2% increase with new leases reflecting a 22.1% increase on a cash basis.

Same store occupancy at March 31, 2025 was 94.7%. Total portfolio occupancy at March 31, 2025, was 94.3%, which reflects changes from last quarter including a 210-basis-point positive impact from the St. Louis lease, a 45-basis-point positive impact from leasing in Cleveland, a 15-basis-point positive impact from acquisitions in Cincinnati and Atlanta markets and a net 70-basis-point negative impact from lease roll-over during in the quarter.

Executed leases commencing during 2025, which reflects activity through April 29, 2025, all of which had terms of at least six months, totaled an aggregate of 4,893,074 square feet. These leases, which represent 57.2% of total 2025 expirations, include 3,843,679 square feet of renewal leases (7.1 % of these renewal leases were associated with contractual renewals; there remains 120,641 square feet associated with contract renewals left in 2025) and 1,049,395 square feet of new leases, of which 863,473 square feet was vacant at the start of 2025. Rental rates under these leases reflect a 12.2% increase, with renewal leases reflecting a 14.9% increase in rental rates and new leases reflecting a 2.9% increase all on a cash basis. Excluding the effect of the St. Louis lease rental rates under these leases would have reflected a 15.3% increase with new leases reflecting a 18.7% increase on a cash basis.

The Company executed a two-year lease at its 769,500-square-foot Class A industrial building in the Metro East submarket of St. Louis, Missouri that commenced on January 15, 2025. The lease is for 600,000 square feet during the first year and 450,000 square feet during the second year with a major international logistics service provider. This deal was done on an “as is” basis with no abatements making it attractive from a net lease rate perspective. While we continue to actively market the balance of the building, we are also working with our new tenant on expansion options.

Guidance for 2025

Plymouth affirmed its full year 2025 guidance range for Core FFO per weighted average common share and units previously issued on February 26, 2025 and updated its range for net income per weighted average common share and units and accompanying assumptions.

(Dollars, shares and units in thousands, except per-share amounts)	Full Year 2025 Range[1]
	Low	High
Core FFO attributable to common stockholders and unit holder per share	$1.85	$1.89
Same Store Portfolio NOI growth – cash basis[2]	6.00%	6.50%
Average Same Store Portfolio occupancy – full year	95.0%	97.0%
Acquisition Volume	$270,000	$450,000
General and administrative expenses[3]	$16,450	$15,850
Interest expense, net	$32,000	$36,500
Weighted average common shares and units outstanding[4]	46,051	46,051

Reconciliation of net income attributable to common stockholders and unit holders per share to Core FFO guidance:

	Full Year 2025 Range[1]
	Low	High
Net loss	$(0.26)	$(0.26)
Depreciation and amortization	1.87	1.91
Gain on sale of real estate	(0.01)	(0.01)
Gain on financing transaction	(0.31)	(0.31)
Series C Preferred dividend[5]	(0.17)	(0.17)
Proportionate share of Core FFO from unconsolidated joint ventures[6]	0.73	0.73
Core FFO	$1.85	$1.89

1	Our 2025 guidance refers to the Company's in-place portfolio as of April 29, 2025, and includes prospective acquisition volumes as outlined above. Our 2025 guidance does not include the impact of any prospective dispositions or capitalization activities.
2	The Same Store Portfolio consists of 168 buildings aggregating 26,107,300 rentable square feet, representing approximately 87.0% of the total in-place portfolio square footage as of April 29, 2025. The Same Store projected performance reflects an annual NOI on a cash basis, excluding termination income. The Same Store Portfolio is a subset of the consolidated portfolio and includes properties that are wholly owned by the Company as of December 31, 2023.
3	Includes non-cash stock compensation of $5.2 million for 2025.
4	As of April 29, 2025, the Company has 46,038,197 common shares and units outstanding.
5	Series C Preferred dividend includes cash and PIK dividends at an annualized rate of 7.0%.
6	Proportionate share of Core FFO from unconsolidated joint ventures adjusts for the Hypothetical Liquidation of Book Value (“HLBV”) calculation and resulting loss on investment of unconsolidated joint ventures recognized within the Consolidated Statements of Operations and adds back the Company's proportionate share of Core FFO from the unconsolidated joint ventures.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on Friday, May 2, 2025, at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through May 9, 2025, by dialing (877) 344-7529 and entering the replay access code, 3304674.

The Company has posted supplemental financial information on the first quarter results and prepared commentary that it will reference during the conference call. The supplemental information can be found under Financial Results on the Company’s Investor Relations page. The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for one year.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost-effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding future leasing and acquisition activity. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies; statements regarding estimated NOI yields; the expectation that certain leases will renew in 2025; predictions related to increases in rental rates; the execution of leases for newly identified tenants; and the number ranges presented in our 2025 guidance, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward- looking statements, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2025	2024
Assets
Real estate properties	$1,480,793	$1,418,305
Less: accumulated depreciation	(276,600)	(261,608)
Real estate properties, net	1,204,193	1,156,697

Cash	19,126	17,546
Cash held in escrow	818	1,964
Restricted cash	23,578	24,117
Investment in unconsolidated joint ventures	54,329	62,377
Deferred lease intangibles, net	44,711	41,677
Interest rate swaps	13,157	17,760
Other assets	41,167	42,622
Forward contract asset	5,185	3,658
Total assets	$1,406,264	$1,368,418

Liabilities, Redeemable Non-controlling Interest and Equity
Liabilities:
Secured debt, net	175,236	175,980
Unsecured debt, net	447,935	447,741
Borrowings under line of credit	84,500	20,000
Accounts payable, accrued expenses and other liabilities	78,739	83,827
Warrant liability	33,090	45,908
Deferred lease intangibles, net	5,133	5,026
Interest rate swaps	389	520
Financing lease liability	2,299	2,297
Total liabilities	$827,321	$781,299

Redeemable non-controlling interest - Series C Preferred Units	$1,737	$1,259

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 45,547,898 and 45,389,186 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	456	454
Additional paid in capital	594,989	604,839
Accumulated deficit	(37,412)	(43,262)
Accumulated other comprehensive income	12,964	17,517
Total stockholders' equity	570,997	579,548
Non-controlling interest	6,209	6,312
Total equity	577,206	585,860
Total liabilities, redeemable non-controlling interest and equity	$1,406,264	$1,368,418

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months
	Ended March 31,
	2025	2024

Rental revenue	$45,418	$50,190
Management fee revenue and other income	153	38
Total revenues	45,571	50,228

Operating expenses:
Property	14,709	16,642
Depreciation and amortization	19,352	22,368
General and administrative	4,123	3,364
Total operating expenses	38,184	42,374

Other income (expense):
Interest expense	(6,849)	(9,598)
Loss in investment of unconsolidated joint ventures	(8,048)	—
Gain on sale of real estate	301	8,030
Gain on financing transaction	14,085	—
Unrealized gain from interest rate swap	131	—
Total other income (expense)	(380)	(1,568)
Net income	7,007	6,286
Less: Net income attributable to non-controlling interest	70	68
Less: Net income attributable to redeemable non-controlling interest - Series C Preferred Units	1,087	—
Net income attributable to Plymouth Industrial REIT, Inc.	5,850	6,218
Less: Amount allocated to participating securities	95	94
Net income attributable to common stockholders	$5,755	$6,124

Net income per share attributable to common stockholders - basic	$0.13	$0.14
Net income per share attributable to common stockholders - diluted	$0.13	$0.14

Weighted-average common shares outstanding - basic	45,086,639	44,936,597
Weighted-average common shares outstanding - diluted	45,095,867	44,970,884

Non-GAAP Financial Measures

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant recoveries) less property-level operating expenses. NOI excludes depreciation and amortization, income tax provision, general and administrative expenses, impairments, loss in investment of unconsolidated joint ventures, gain on sale of real estate, interest expense, gain on financing transaction, unrealized gain from interest rate swap, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, depreciation and amortization, gain on the sale of real estate, impairments, gain on financing transaction and unrealized gain from interest rate swap. Our proportionate share of EBITDAre for unconsolidated joint ventures is calculated to reflect EBITDAre on the same basis. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of a REIT’s operating performance, thereby, providing investors the potential to compare our operating performance with that of other REITs. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (Loss) (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO, consistent with the NAREIT definition. Adjustments for unconsolidated joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): We calculate Core FFO by adjusting FFO for items such as dividends paid or accrued to holders of our preferred stock and redeemable non-controlling interest, acquisition and transaction related expenses for transactions not completed, gain on financing transaction, and certain non-cash operating expenses such as unrealized gain from interest rate swap. We believe that Core FFO is a useful supplemental measure in addition to FFO by adjusting for items that are not considered by us to be part of the period-over-period operating performance of our property portfolio, thereby, providing a more meaningful and consistent comparison of our operating and financial performance during the periods presented below. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, capitalized interest and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation, non- cash interest expense and adjustments for unconsolidated partnerships and joint ventures. Our proportionate share of AFFO for unconsolidated joint ventures is calculated to reflect AFFO on the same basis.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months
	Ended March 31,
NOI:	2025	2024
Net income	$7,007	$6,286
General and administrative	4,123	3,364
Depreciation and amortization	19,352	22,368
Interest expense	6,849	9,598
Loss in investment of unconsolidated joint ventures	8,048	—
Gain on sale of real estate	(301)	(8,030)
Gain on financing transaction	(14,085)	—
Unrealized gain from interest rate swap	(131)	—
Management fee revenue and other income	(153)	(38)
NOI	$30,709	$33,548

	For the Three Months
	Ended March 31,
EBITDAre:	2025	2024
Net income	$7,007	$6,286
Depreciation and amortization	19,352	22,368
Interest expense	6,849	9,598
Gain on sale of real estate	(301)	(8,030)
Gain on financing transaction	(14,085)	—
Proportionate share of EBITDAre from unconsolidated joint ventures	10,283	—
Unrealized gain from interest rate swap	(131)	—
EBITDAre	$28,974	$30,222

	For the Three Months
	Ended March 31,
FFO:	2025	2024
Net income	$7,007	$6,286
Gain on sale of real estate	(301)	(8,030)
Depreciation and amortization	19,352	22,368
Proportionate share of FFO from unconsolidated joint ventures	9,394	—
FFO:	$35,452	$20,624
Redeemable non-controlling interest - Series C Preferred Unit dividends	(1,087)	—
Gain on financing transaction	(14,085)	—
Unrealized gain from interest rate swap	(131)	—
Core FFO	$20,149	$20,624

Weighted average common shares and units outstanding	45,962	45,809
Core FFO per share	$0.44	$0.45

	For the Three Months
	Ended March 31,
AFFO:	2025	2024
Core FFO	$20,149	$20,624
Amortization of debt related costs	599	438
Non-cash interest expense	157	(102)
Stock compensation	1,134	914
Capitalized interest	(34)	(75)
Straight line rent	(208)	(15)
Above/below market lease rents	(292)	(318)
Proportionate share of AFFO from unconsolidated joint ventures	(775)	—
Recurring capital expenditures(1)	(1,817)	(994)
AFFO	$18,913	$20,472

Weighted average common shares and units outstanding	45,962	45,809
AFFO per share	$0.41	$0.45

(1)       Excludes non-recurring capital expenditures of $3,903 and $3,000 for the three months ended March 31, 2025 and 2024, respectively.

Contact:

Plymouth Industrial REIT, Inc.

John Wilfong

SCR Partners

IR@plymouthreit.com